Exhibit 10.3

[JP Morgan Dealer Letterhead]

April 21, 2006

STRICTLY CONFIDENTIAL

Altair Nanotechnologies Inc.
204 Edison Way
Reno, Nevada 89502-2306

Attention:	Alan J. Gotcher, Chief Executive Officer, Ed Dickinson, Chief Financial Officer, and C. Robert Pedraza, Vice President, Strategy & Business Development

Ladies and Gentlemen:

Pursuant to our recent discussions, we are pleased to confirm the arrangements under which J.P. Morgan Securities Inc. (“JPMorgan") is exclusively engaged by Altair Nanotechnologies Inc., a Canadian corporation (collectively with its subsidiaries and affiliates, the ”Company”) to act as its financial advisor in connection with the Company's strategic planning.

Section 1.  Financial Advisory Services.  During the term of this agreement we will:

(a) familiarize ourselves with the financial condition and business of the Company and review the Company's structural defenses, including its charter and by-law provisions;

(b) provide advice concerning amendments to the Company’s shareholder rights plan (the “Rights Plan”), including the appropriate exercise price for the Rights Plan;

(c) periodically update the Company’s senior management and Board of Directors regarding prevailing market conditions for mergers and acquisitions, with a particular focus on hostile activity and shareholder responses to various defensive strategies;

(d) prepare a financial analysis of the Company and consider the appropriateness of various strategic and financial alternatives;

(e) assist the Company in organizing a defense team of executive, financial, legal and other key personnel who would respond to any unsolicited offer for the Company;

(f) analyze the composition of the Company’s shareholder base and monitor any significant changes in such base;  and

(g) evaluate on a preliminary basis any proposal the Company may receive to sell or merge the Company or any of its businesses, or to enter into any other form of business combination.

Altair Nanotechnologies Inc.
April __, 2006

The Company and JPMorgan agree that the Standard Terms and Conditions attached hereto form an integral part of this agreement and are hereby incorporated herein by reference in their entirety.

Section 2.  Other Assignments.  As compensation for JPMorgan providing the services provided for above, that Company agrees that if, within two years of the date hereof, the Company receives any proposal or offer (collectively, a “Proposal”) to sell or merge the Company or any of its businesses, or to enter into any other form of business combination involving a majority of its capital stock or all or substantially all of its assets or operations (a “Transaction”),  the Company shall offer JPMorgan the right to act as its exclusive financial advisor with respect to any such Proposal and as exclusive financial advisor or dealer manager, as applicable, with respect to a Transaction or any other transactions that may result from the Company’s receiving such Proposal (including (i) any merger, sale, acquisition, divestiture, joint venture or other business combination, any repurchase by the Company of a significant amount of its securities (but excluding any license of the Company’s technology unless such license applies to all or substantially all of the technology of the Company), or (ii) any recapitalization of the Company, or any spin-off, split-off or other extraordinary dividend of cash, securities or other assets of the Company to shareholders of the Company (an “Alternative Transaction”)).

In addition, in the event the Company, within two years of the date hereof, determines to issue any equity or debt securities through a public or Rule 144A offering or a private placement, enter into a syndicated credit facility, any interest rate hedging, foreign exchange hedging or equity derivative transaction or any escrow arrangement, or pursue any restructuring of debt securities of the Company (by consent, tender offer or otherwise), and in any such case determines to engage a financial advisor, investment bank, placement agent or similar advisor in connection with such transaction, the Company shall offer JPMorgan the right to act as lead manager and sole bookrunner in the case of any such offering, as exclusive placement agent in the case of any such placement, as lead arranger and sole bookrunner in the case of any such credit facility, as exclusive structuring advisor and arranger in the case of any such hedging or derivative transaction, as escrow agent in the case of any such escrow arrangement and as exclusive financial advisor or dealer-manager in the case of any such restructuring of debt securities.

If JPMorgan agrees to act in any capacity referred to above, the Company and JPMorgan will enter into the appropriate form of agreement relating to the type of transaction involved and containing customary terms and conditions acceptable to the Company and JPMorgan, including provisions relating to the scope of JPMorgan’s services, JPMorgan’s compensation and an indemnification of JPMorgan.  However, unless specifically covered by a separate agreement setting forth such arrangement, the provisions of Section 1 of the Standard Terms and Conditions shall apply to each such transaction.  The Company acknowledges that the foregoing is neither an express nor implied commitment by JPMorgan to act in any such capacity or to purchase or place securities, or to provide or be responsible to provide any financing or other financial services, which commitment shall only be set forth in a separate written agreement in customary form for the type of services being provided.

Section 3.  Expenses and Payments. In addition to our fees for professional services, you agree to reimburse us for, and we will separately bill, our reasonable expenses as incurred, including travel costs, document production and other similar expenses, and reasonable fees of counsel and other professional advisors; provided, however, the Company shall not be required to reimburse JP Morgan for more than $30,000 in fees and expenses of any kind in the aggregate without its prior written consent, not to be unreasonably withheld (and except as otherwise provided in Section 1 of the attached Standard Terms and Conditions  or any separate written agreement between the Company and JPMorgan). All amounts payable under this agreement (including the Standard Terms and Conditions) shall be paid in immediately available funds in U.S. dollars, without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments.

Altair Nanotechnologies Inc.
April __, 2006

Section 4.  Term. This agreement will be effective as of April 4, 2006 and will expire on the date two years from the date hereof.  Our services hereunder may be earlier terminated with or without cause by you or by us at any time, in any case without liability or continuing obligation to you or to us; provided that the provisions of Section 2 hereof shall survive any termination by the Company or expiration of this agreement, and the provisions of Section 3 hereof (with respect to expenses incurred by us to the date of termination and the last sentence of such Section 3) and Sections 1, 2 and 4 of the Standard Terms and Conditions shall survive any termination or expiration of this agreement.

Section 5.  Compliance With Law.  JP Morgan represents that it has all licenses, permits and qualifications required in order to provide its services under this Agreement and agrees to provide such services in compliance with all applicable laws and regulations.

If the terms of our engagement as set forth in this agreement (including the attached Standard Terms and Conditions) are satisfactory, kindly sign the enclosed copy of this letter and return it to the undersigned.  We look forward to working with the Company on this assignment.

Very truly yours, J.P. MORGAN SECURITIES INC. By: /s/ Name: Title: Managing Director

Accepted and Agreed As Of
The Date First Written Above:

Altair Nanotechnologies Inc.

By: /s/
    Name:
    Title:

Enclosure

Altair Nanotechnologies Inc.
April __, 2006

STANDARD TERMS AND CONDITIONS

The following general terms and conditions shall be incorporated by reference into the engagement letter dated April 21, 2006 between Altair Nanotechnologies Inc. and JPMorgan to which these terms are attached (the “Engagement Letter”).  Capitalized terms used below without definition shall have the meanings assigned to them in the Engagement Letter and any references herein to the “Agreement” shall mean the Engagement Letter together with these Standard Terms and Conditions.

Section 1. Indemnification and Contribution.

(a) The Company agrees (i) to indemnify and hold harmless JPMorgan and its affiliates, and the respective directors, officers, agents, and employees of JPMorgan and its affiliates (JPMorgan and each such entity or person being referred to as an “Indemnified Person”), from and against any losses, claims, demands, damages or liabilities of any kind (collectively, “Liabilities”) relating to or arising out of activities performed or services furnished pursuant to the Agreement, any transaction or JPMorgan's role in connection therewith, and (ii) to reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any investigative, administrative, judicial or regulatory action or proceeding in any jurisdiction related to or arising out of such activities, services, transaction or role, whether or not in connection with pending or threatened litigation to which any Indemnified Person is a party, in each case as such expenses are incurred or paid.  The Company will not, however, be responsible for any such Liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily from an Indemnified Person’s bad faith, gross negligence or willful misconduct.  The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its securityholders or creditors for or in connection with the Agreement, any transaction or JPMorgan's role or services in connection therewith, except to the extent that any such Liabilities or expenses incurred by the Company are finally judicially determined to have resulted primarily from an Indemnified Person's bad faith, gross negligence or willful misconduct. In no event shall any Indemnified Person be responsible for any special, indirect or consequential damages.

(b)  The Company shall not be liable for any settlement of any litigation or proceeding effected without its written consent.  The Company will not, without JPMorgan’s written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from any liabilities arising out of such claim, action or proceeding. If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities, the Company shall provide for the assumption of its obligations under this Section 1 by another party reasonably satisfactory to JPMorgan.

(c)  If the foregoing indemnification is unavailable or insufficient to hold an Indemnified Person harmless in respect of any Liabilities (and related expenses) referred to therein then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities (and related expenses) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and JPMorgan, on the other hand, of the financial advice rendered by JPMorgan and also the relative fault of each of the Company and JPMorgan, as well as any other relevant equitable considerations; provided, however, that in no event shall the Indemnified Persons be required to contribute an aggregate amount in excess of the aggregate amount of fees actually received by JPMorgan under the Engagement Letter.

Altair Nanotechnologies Inc.
April __, 2006

Section 2. Financial Advisory Role, Information, Reliance, Confidentiality, etc.

(a)  The Company understands that JPMorgan is acting solely as a financial advisor, is acting as an independent contractor and is not undertaking to provide any legal, accounting or tax advice in connection with its engagement under the Agreement and that JPMorgan's role in any due diligence will be limited solely to performing such review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company.

(b) The Company agrees to provide to JPMorgan all information requested by JPMorgan for the purpose of its engagement under the Agreement and also to provide access to employees and directors of the Company.  The Company also agrees that upon closing of any Transaction, the Company shall notify JPMorgan, in writing, (i) whether it expects to treat the consummated Transaction as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), and (ii) if so, the applicable category of “reportable transaction”.  JPMorgan shall be entitled to rely upon and assume, without any obligation of independent verification, the accuracy and completeness of all information that is publicly available and of all information that has been furnished to it by the Company or any party to a potential Transaction or Alternative Transaction or otherwise reviewed by JPMorgan, and JPMorgan shall not assume any responsibility or have any liability therefor.  JPMorgan has no obligation to conduct any appraisal of any assets or liabilities or to evaluate the solvency of the Company or any other party to a Transaction or Alternative Transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters.

(c) In order to enable JPMorgan to bring relevant expertise to bear on its engagement under the Agreement from among its global affiliates, the Company agrees that JPMorgan may share information obtained from the Company hereunder with its affiliates, and may perform the services contemplated hereby in conjunction with its affiliates, and that any JPMorgan affiliates performing services hereunder shall be entitled to the benefits and subject to the terms of the Agreement. The Company agrees that JPMorgan shall have the right to review and pre-approve any reference to it or its role as financial advisor under the Agreement in any public statement made by the Company (such approval not to be unreasonably withheld).

(d) JPMorgan’s financial advice is intended solely for the benefit and use of the Board of Directors of the Company in considering the matters to which the Engagement Letter relates, is not on behalf of, and shall not confer rights or remedies upon, any shareholder or creditor of the Company or any other person, and may not be used or relied upon for any other purpose.  Except as otherwise required by applicable law or governmental or stock exchange regulation, the Company will treat JPMorgan’s advice as confidential and will not disclose it to any third party (other than, on a confidential basis, to its counsel and other advisors in connection with a Transaction) in any manner without JPMorgan's prior written approval.

(e) Information provided by the Company to JPMorgan in connection with this Agreement will be kept confidential and will only be used by JPMorgan for purposes of its engagement hereunder, except information that (i) was in JPMorgan's possession prior to its disclosure by the Company; (ii) is publicly disclosed other than by JPMorgan in violation of the Agreement; (iii) is obtained by JPMorgan from a person other than the Company who, to the knowledge of JPMorgan, is not bound by a confidentiality agreement with the Company; (iv) the Company agrees may be disclosed; or (v) is required or requested to be disclosed under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise), by order or act of any court or governmental or regulatory authority or body or by JPMorgan's independent auditors or accountants. JPMorgan may also disclose such information to those of its own and its affiliates’ respective officers, directors, employees, representatives, auditors and professional advisors who need to know such information for purposes of performing the services described in the Agreement, and to potential parties to an Alternative Transaction who have executed confidentiality agreements with or for the benefit of the Company in a form reasonably satisfactory to the Company.  JPMorgan’s obligations under the first sentence of this paragraph shall terminate two years from the date hereof.

Altair Nanotechnologies Inc.
April __, 2006

(f) Notwithstanding any other provision herein, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. income and franchise tax treatment and the U.S. income and franchise tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. income or franchise  tax strategy, if any, provided to the Company by JPMorgan or its affiliates.

Section 3. Other Business Relationships.

(a) You understand that JPMorgan and its affiliates (collectively, “Morgan”) comprise a full service securities firm and a commercial bank engaged in securities trading and brokerage activities, as well as providing investment banking, asset management, financing, and financial advisory services and other commercial and investment banking products and services to a wide range of corporations and individuals.  In the ordinary course of our trading, brokerage, asset management, and financing activities, Morgan may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or any other company that may be involved in any transaction with the Company. Morgan recognizes its responsibility for compliance with federal securities laws in connection with such activities.

(b) In addition, Morgan may have and may in the future have investment and commercial banking, trust and other relationships with parties other than the Company, which parties may have interests with respect to the Company or a transaction with the Company or any other party thereto. Without limiting the foregoing, the Company acknowledges that, in agreeing to provide the advisory services contemplated by the Agreement, JPMorgan reserves the right of Morgan to pursue opportunities to arrange and/or provide new financing to other potential parties to a transaction with the Company specifically in connection with such transaction.  Notwithstanding anything contained herein, Morgan shall not act as M&A financial advisor to any party (other than the Company) in connection with any such transaction with the Company during the term of the Agreement. Although Morgan in the course of such other relationships may acquire information about any such transaction or such other parties, Morgan shall have no obligation to disclose such information, or the fact that Morgan is in possession of such information, to the Company or to use such information on the Company’s behalf.  Furthermore Morgan may have fiduciary or other relationships whereby Morgan may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or others with interests with respect to a transaction with the Company. The Company acknowledges that Morgan may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to its relationship to the Company hereunder.

Section 4. Miscellaneous.  The Agreement may not be assigned by the Company or JPMorgan without the prior written consent of the other. The Agreement constitutes the entire understanding of the parties with respect to the subject matter thereof, supersedes all prior agreements with respect thereto, may not be amended except in writing signed by both of the parties, has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party.  The Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law. Each of the Company and JPMorgan irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any State or Federal court sitting in New York City over any action, suit or proceeding arising out of or relating to this Agreement.  Each of the Company and JPMorgan irrevocably and unconditionally waives any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum.  JPMorgan and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to JPMorgan’s engagement as financial advisor under the Agreement or its role in connection herewith.